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FOR IMMEDIATE RELEASE
ANHEUSER-BUSCH ANNOUNCES CHIEF LEGAL OFFICER CHANGE
Mark T. Bobak Will Resign to Start Firm;
Gary L. Rutledge to Head Corporation’s Legal, Government Affairs, Labor Relations
     ST. LOUIS, December 4, 2007 — Anheuser-Busch Cos. Inc. announced today Mark T. Bobak, 48, group vice president and chief legal officer of the corporation will resign to start his own firm. Gary L. Rutledge, 52, who currently serves as vice president of corporate labor relations and heads the company’s litigation practice, will succeed Bobak in leading the company’s legal, government affairs and labor relations areas. The moves will become effective upon Bobak’s resignation at the end of the year.
     Bobak has been with Anheuser-Busch for 15 years. Before his current role, he headed the human resources division. Prior to joining Anheuser-Busch, Bobak practiced law as a partner with the St. Louis firm of Armstrong Teasdale LLP.
     “In leading our legal department through many complex and challenging issues, Mark has done an outstanding job of advancing and protecting the interests of the company,” said August A. Busch IV, CEO and president of Anheuser-Busch Cos., Inc. “During his time at A-B, he has been a key contributor to significant business and strategic initiatives that the company has pursued. Mark’s leadership and expertise also were reflected in the success and effectiveness of our government and labor relations operations. He has been a valuable asset to the company and our industry, but we respect Mark’s decision, at this point in his career, to become his own boss.”
     Bobak also served on Anheuser-Busch’s strategy committee, which is comprised of the company’s 17 most-senior corporate officers who are responsible for setting strategic direction and long-term objectives for the company.
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Anheuser-Busch Cos. Inc.

     “I would like to thank August Busch III, August Busch IV, and the Board of Directors for providing me with the opportunity and privilege to work at Anheuser-Busch. I look forward to continuing to assist Anheuser-Busch and sharing my experience and knowledge with others who face significant challenges,” said Bobak.
     Bobak’s new firm will help companies and law firms address challenges in the legal, political, labor, communications and crisis management areas.
     Rutledge will assume all of Bobak’s responsibilities in legal, government affairs and labor relations and joins the strategy committee. He has been with the company since 1997. Prior to joining Anheuser-Busch, he was a partner with Armstrong Teasdale.
     “Gary will serve an important role in our company, helping us move forward,” said Busch. “His background has prepared him well for this new responsibility.”
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